STATE OF ALABAMA)
)
JEFFERSON COUNTY)



1995 EMPLOYMENT AND DEFERRED COMPENSATION AGREEMENT


     THIS AGREEMENT made this 14th day of November, 1995, by and between BIG B, INC., an Alabama corporation (the "Employer"), and
ARTHUR M. JONES, SR., of Birmingham, Alabama (the "Employee"), as follows:


W I T N E S S E T H:


     WHEREAS, the Employer is engaged in the business or owning and operating drugstores throughout the Southeastern United States, and its business operations are of such complexity and magnitude as to require it to employ and retain executive management of the highest possible caliber at all times; and

     WHEREAS, the Employee now serves and has served as one of its executive officers of the Employer, faithfully, loyally and to the fullest extent of Employee's time and capabilities; and

     WHEREAS, in consideration of the past services by the Employee and the future services expected of Employee, the Employer desires to provide to the Employee certain deferred compensatory benefits to be available to Employee at the time of retirement from the employment of the Employer or in the event of disability prior to retirement, or to be available to Employee's family in the event of Employee's death; and

     WHEREAS, the Employer and the Employee desire to reduce to writing the terms of the employment arrangement between them and the terms the above-described deferred compensation arrangement;

     NOW, THEREFORE, in consideration of the above and below stated mutual premises, the parties hereto agree as follows:

     1. Employment. The Employee shall continue in the employ of the Employer, from year to year, unless and until said employment is terminated by the Employer or the Employee on thirty (30) days written notice by either to the other. The annual compensation of the Employee shall be in such amounts as shall be mutually agreed from year to year by and between the Employer and the Employee, and shall include fixed annual salary and any bonus granted to Employee by the Employer under the Company's Bonus Compensation Program, whether paid in cash or other consideration.

     2.     Retirement.

          (a)    Upon the Employee reaching the age of sixty-five
(65) years or satisfying the requirements of Section 2(b) hereof, Employee may at anytime thereafter retire from the active and daily service of the Employer by notifying the Employer of Employee's intent to retire. Commencing at the later of the Employee reaching the age of sixty-five (65) years or the date of such retirement, the Employer shall: (i) if the Employee is 100% vested in his or her retirement benefits as described in Section 2(b) hereof, pay to the Employee, each month, during the succeeding one hundred twenty (120) months, an amount equal to 4.2% of the Employee's "Average Annual Compensation," as defined in Paragraph 3 hereof, at the time of Employee's retirement (the "Maximum Benefit") or (ii) if the Employee is less than 100% vested in said retirement benefits under Section 2(b), pay to the Employee, each month, during the succeeding 120 months, an amount equal to the product of the Maximum Benefit multiplied by the Vested Percentage, as defined in Section 2(b). The first payment shall be made on the first business day of the first calendar month following the month in which the Employee becomes eligible to begin receiving payments hereunder. Each succeeding payment thereafter shall be due and payable on the first business day of each succeeding calendar month and shall continue as long as Employee shall live and shall not be in violation of any of the terms of this Agreement.

          (b) The Employee may retire from the active and daily service of the Employer by notifying the Employer of Employee's intent to retire, at any time that the Employee has been employed by Employer for at least sixty (60) months. If an Employee, who is under age sixty-five (65) and who has been employed by the Employer for less than three hundred (300) months, elects to retire under this provision, Employee's "Vested Percentage" for the purposes of this Agreement shall be determined by dividing 300 into the number of months he has been employed by Employer at the time he notified Employer of Employee's intent to retire. An Employee who retires after he reaches the age of 65 shall be deemed to be 100% vested in the retirement benefits hereunder.

     3. Average Annual Compensation. The "Average Annual Compensation" of the Employee at the time of retirement shall be deemed to be the average yearly "Total Compensation," as defined below, received by the Employee from the Employer or any of its wholly owned subsidiaries during the past three (3) fiscal years of the Company prior to the year in which Employee's retirement occurs, beginning with the fiscal year ending most recently prior to the date of Employee's retirement and including the next two
(2) preceding years. The Total Compensation of an Employee shall be an amount equal to annual base salary for such year and Employee's earned bonus for the year under the Company's Bonus Compensation Program (irrespective of whether the bonus for one year is paid during the fiscal year or after the end of the year).

     4. Disability. In the event of the "disability", as defined in Section 8 hereof, of the Employee while still in the employ of the Employer (even if the Employee is not otherwise eligible to retire at that time), the Employee shall, beginning at the time of the Employee's disability, be entitled to receive the payments described in Section 2 from the Employer. The date of such disability shall be deemed to be the date at which retirement occurs for the purposes of computing the amount of such payments under Section 2 and the time at which payments are to commence under the last sentence of Section 2 (a).

     5.     Payments in the Event of Death.

          (a) In the event the Employee dies, while still in the employ of the Employer, prior to retirement or disability (even if the Employee is not otherwise eligible to retire at that time), the spouse (if the Employee is married at the time of death) or heirs of the Employee (if the Employee is not married at the time of Employee's death) shall, beginning at the time of the Employee's death, be entitled to receive the payments described in Section 2 above in accordance with the priorities of section (c) of this Section 5. The date of such death shall be deemed to be the time at which retirement occurs for the purposes of computing the amount of payments due under Section 2 and the time at which payments are to commence under the last sentence of
Section 2(a).

          (b) In the event the Employee, after retirement from the Employer or after the date of disability, and while then receiving payments under Section 2 hereof, should die, prior to having received all payments due the Employee under Section 2, the Employer shall make any remaining payments due under Section 2 to the spouse (if the Employee is married at the time of death) or personal representatives of the deceased Employee (if the Employee is not married at the time of death) in accordance with the priorities of subsection (c) of this Section 5.

          (c) Any payments due to the spouse or heirs of a deceased Employee under subsections (a) or (b) of this Section 5 shall be paid in the following manner and in the following priority as set forth in this subsection (c). If the Employee is married at the time of the Employee's death, all payments shall be made to the Employee's spouse, as due, for so long as said spouse continues to live. If the Employee is not married at the time of death, any said remaining payments shall be paid to the heirs of Employee, as that term is defined in Section 6 hereof. If the Employee's spouse becomes entitled to receive payments under this provision but dies prior to having received all payments due, any remaining payments due at the time of said spouse's death shall be paid to the heirs of the Employee, as that term is defined in Section 6 hereof. Under no circumstances shall the Employer be required to make more than 120 monthly payments in the aggregate to the Employee, the spouse of Employee, or the Employee's heirs under this Agreement.

     6. Definition of Heirs of Employee. The term "heirs" of the employee, as used in Section 5(c), above, shall mean those persons entitled to inherit the assets of the Employee under the laws of intestacy of the State of Alabama if the Employee had died intestate and had not been survived by any spouse.

     7. Health Insurance Plan. The Employee (and the spouse of Employee after the Employee's death) shall be entitled to continued participation in the Company's health insurance plan (if Employee was participating at the time of the Employee's retirement, disability or death) during the remainder of his life and her life, after Employee's retirement under Sections 2, 4 or 5 hereof. The portion of the premium for the insurance coverage to be paid by the Employer shall be based on the percentage of the premium being paid by Employer at the time of Employee's retirement, disability or death, multiplied by the Employee's Vested Percentage. The Employee shall pay the balance of the premium cost. If Employer is self-insured, premium cost shall be based on COBRA rates applicable.

     8. Definition of Disability. "Disability" shall, for the purposes of this Agreement, mean such total, permanent disability as will prevent and prohibit the Employee from continuing to perform substantially all of the duties as were being performed by Employee prior to becoming disabled and which has at that date continued uninterrupted for a period of six (6) continuous months. In the event there shall be any dispute or disagreement as to whether the disability of the Employee has occurred, such a matter shall be determined by the Board of Directors of the Employer in its sole discretion which determination shall be conclusive and binding upon the Employee.

     9. Employment Continuity Agreement. The occurrence of any event which entitles the Employee to receive compensation under Section 3 of the Employment Continuity Agreement between the Employer and the Employee shall be deemed to be a "retirement" of the Employee at the date he becomes so entitled, entitling him to the compensation provided under Section 2 of this Agreement and the other rights and benefits provided under this Agreement. In the event the Employee becomes entitled to receive the benefits under this Agreement pursuant to this
Section 9, the Employee shall have the right to elect to receive Employee's benefits under Section 2 hereof in one lump sum payment in an amount equal to the present value of his future payment hereunder, computed using an interest rate of seven percent (7%) per annum. The election to receive said lump sum payment shall be made by written notice from Employee to Employer, given within sixty (60) days of the occurrence of the event giving rise to Employee's right to receive compensation under Section 3 of the Employee's Employment Continuity Agreement, and shall, once made, be binding on Employee, the Employee's spouse and heirs, as herein defined, at all times thereafter. Said lump-sum payment shall be made by Employer to Employee within ten (10) days after receipt by Employer of the written notice from Employee given pursuant to the preceding sentence.

     10. Exclusivity of Services. The Employee expressly agrees, as a condition of this Agreement, that during the term of this Agreement and of any renewal hereof, and during the further period for which monthly payments to the Employee are provided herein upon his retirement, Employee will not, directly or indirectly, render any services of an advisory nature or otherwise to, or become employed by, or participate or engage in, directly or indirectly, any business competitive with the business of the Employer without the prior written consent of the Employer, which written consent may be withheld without cause; provided, however, in the event the Employee's retirement is deemed to have occurred pursuant to Section 9 hereof, the Employee shall not be restricted after said retirement by the provisions of this Section 10. However, nothing herein shall prohibit the Employee from owning stock or other securities of a competitor which are relatively insubstantial to the total outstanding stock of such competitor (i.e. less than 2%), and so long as Employee, in fact, does not have the power to control or direct the management or policies of such competitor, and does not serve as a director or officer of, and is not otherwise associated with, any competitor except as consented to by the Employer.

     11. Personal Agreement. The Employee hereby agrees on behalf of Employee, and of Employee's executors and administrators, heirs, legatees, distributes, and any other person or persons, claiming any benefits under him by virtue of this Agreement, that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Employee or any executor, administrator, heir, legatee, distributee or other person claiming under the Employee by virtue of this Agreement and shall not be subject to execution, attachment, or a similar process. Any attempted assignment, transfer, pledge, or hypothecation, or other disposition of this Agreement or of such rights, interests and benefits contrary to the foregoing provisions, or the levy of any attachment or a similar process thereupon, shall be null and void and without effect.

     12. Successors Bound. This Agreement shall be binding upon and inure to the benefit of any successor of the Employer and any such successor shall be deemed substituted for the Employer under the terms of this Agreement. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets of the business of the Employer.

     13. Alabama Law. This Agreement shall be construed according to the laws of the State of Alabama. Any disputes by the parties hereto concerning this Agreement shall be settled in accordance with the Rules of the American Arbitration Association, which determination shall be binding upon the parties conclusively.

     14. Amendment and Waiver. The Agreement may be amended only in writing, by the parties hereto, and no condition or provision of the Agreement may be waived except in writing. Waiver by either party at any time of the other party's breach of, or failure to comply with, any condition or provision of this Agreement to be performed by such other party shall not be deemed a waiver of any other provision or condition at the same time or of any provision or condition at any prior or subsequent time, unless specifically stated therein.

     15. Funding. This Agreement shall not be construed to create or require the Company to create a trust or to otherwise act to fund the amounts payable hereunder.

     16. Arbitration. In recognition of the mutual benefits of arbitration, the parties hereby agree that arbitration as provided for herein shall be the exclusive remedy for resolving any claim or dispute arising under this Agreement, and hereby mutually waive any and all other remedies at law or in equity for determining any such claim or dispute.

          (a) Any arbitration under this Agreement, and any related judicial proceeding, shall be initiated and shall proceed pursuant to the then prevailing rules of the American Arbitration Association (the "Association") for labor and employment contracts. To initiate arbitration hereunder demand shall be given in writing to the Association and the other party no later than one year after the claim arises. Any claim for which such demand is not made within one year after the claim arises shall be barred and discharged absolutely.

          (b) Any arbitration under this Agreement shall be before a single arbitrator, and an award in such arbitration may include only damages which the arbitrator determines to be due under express provisions of this Agreement. The arbitrator shall have no authority to award any other damages, including without limitation, consequential and exemplary damages. Any award in arbitration shall be subject to enforcement and appeal pursuant to the Act.

     17. Legal Fees. In the event it becomes necessary for either party to file a lawsuit for the purpose of enforcing the terms of this Agreement, the cost of litigation, including, without limitation, reasonable attorneys' fees, of the party prevailing in such lawsuit shall be paid by the party not prevailing.

     18. Replaces Prior Agreements. This Agreement shall replace and supersede the Employment and Deferred Compensation
Agreement heretofore entered into between the Employee and the Employer and shall be deemed a successor thereof.


IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the day set forth hereinabove.


BIG B, INC.


By: _________________________________

        Its _________________

(EMPLOYER)




____________________________________(SEAL)

(EMPLOYEE)